AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (“Amendment”) is entered into as of this 2nd day of April 2025 (the “Effective Date”), by and between The Advisors’ Inner Circle Fund II, a Massachusetts business trust (the “Trust”), and Vontobel Asset Management, Inc., a corporation organized under the laws of the State of New York (the “Adviser”). Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement (as defined below).

WHEREAS, the Trust and Adviser have entered into an Investment Advisory Agreement dated April 9, 2024, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire that the Agreement be amended to reflect the addition of the Vontobel International Equity Active ETF, a new series of the Trust that will operate as an exchanged traded fund (an “ETF”), to the Agreement, and to add certain provisions to the Agreement applicable to the operation of ETFs.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	The Vontobel International Equity Active ETF shall be added to the Agreement as a new Fund (as defined in the Agreement) and hereinafter shall also be included when a reference to “Fund” is made in this Amendment or the Agreement, as applicable. Amended and Restated Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Amended and Restated Schedule A attached as Exhibit I hereto.

2.	The following is hereby added as a new Section 25 of the Agreement:

Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for the Vontobel International Equity Active ETF. The PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Vontobel International Equity Active ETF, and the securities that will be applicable that day to redemption requests received for the Vontobel International Equity Active ETF (and may give directions to the Trust’s custodian with respect to said designations).

3.	Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

VONTOBEL ASSET MANAGEMENT, INC.

By:	/s/ Melissa Demcsik
Name:	Melissa Demcsik
Title:	Chief Executive Officer and
Head of Product Management Americas

By:	/s/ Bartolomeo Toto
Name:	Bartolomeo Toto
Title:	Head of Finance Americas

– Signature Page –

Amendment to Investment Advisory Agreement

EXHIBIT I

AMENDED AND RESTATED SCHEDULE A TO

VONTOBEL ASSET MANAGEMENT, INC.

INVESTMENT ADVISORY AGREEMENT

Exhibit I

AMENDED AND RESTATED SCHEDULE A

Dated April 2, 2025

to the

INVESTMENT ADVISORY AGREEMENT

dated April 9, 2024, between

THE ADVISORS’ INNER CIRCLE FUND II

and

VONTOBEL ASSET MANAGEMENT, INC.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Fee Rate
Vontobel International Equity Fund	0.60%
Vontobel Global Equity Fund	0.58%
Vontobel U.S. Equity Fund	0.50% on the first $500 million; 0.45% on assets over $500 million
Vontobel Global Environmental Change Fund	0.65%
Vontobel International Equity Active ETF	0.60%

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